EXHIBIT 10.8
First Bank of Georgia Annual Incentive Plan
for
Remer Y. Brinson, III, President and Chief Executive Officer,
Georgia-Carolina Bancshares, Inc. and First Bank of Georgia
In March 2006, the independent directors who are members of the Executive Committee of the Board of Directors of First Bank of Georgia approved the First Bank of Georgia Annual Incentive Plan (the “Plan”), pursuant to which Mr. Brinson (the “Executive Officer”) may earn an incentive award equal to a percentage of their annual base salary. The cash incentive award is based upon meeting certain financial performance objectives established at the beginning of each calendar year.
The performance measures are related to asset growth, net income (including accruals for incentive payments under the AIP), and a subjective assessment by the Board of Directors. The financial performance objectives of asset growth and net income are assigned a weighting factor of 40% each, and the subjective assessment of the Board of Directors is assigned a weighting factor of 20%.
The AIP includes a “threshold,” “target” and “stretch” or aspiration goal in each of the asset growth and net income categories. Failure to meet the threshold goals results in no incentive payment in that category. Achievement of the threshold goals is designed to result in an incentive award of 15% of base salary. Achievement of the target goals is designed to result in an incentive award of 30% of base salary. Achievement of the stretch goals is designed to result in an incentive award of 60% of base salary. The performance objectives are designed so that the achievement of the target goals would be considered to be reflective of superior performance, and the target goals are considered to be difficult to achieve.
Certain other quality measures are also included in the AIP, which can have the effect of increasing or decreasing the incentive award amount by as much as 45%. The credit quality measures are designed to act as control measures to insure that net income is not achieved at the expense of credit quality, and that balanced results are achieved. The credit quality measures include expectations related to: (i) classified assets as a percent of total assets, (ii) charge-offs as a percent of loans, and (iii) delinquencies as a percent of loans. If the credit quality results do not meet expectations for a particular credit quality measure, the incentive award will be reduced by 15%. If the credit quality results meet expectations, there is no impact on the incentive award. If the credit quality results exceed expectations, there will be a 15% increase in the incentive award. Adjustments under the credit quality measures will only be made if the target net income measure is exceeded.
The subjective assessment of the Board of Directors takes into account various circumstances, developments and occurrences during the year which may have had an impact on the performance measures, and the Board of Directors may act subjectively based upon those considerations and may make upward or downward adjustments to an incentive award based upon the 20% weighting factor.
Excluding the subjective assessment of the Board of Directors, and assuming that (i) the stretch goals were attained for each financial performance category, and (ii) the results of each of the credit quality measures exceeded expectations, the maximum annual incentive award which could be earned is 87% of base salary.
Pursuant to the actual results for the year ended December 31, 2010, asset growth exceeded the threshold amount. Net income for the year ended December 31, 2010 did not meet the threshold goal, so no incentive payment was earned with respect to that performance measure. Since the net income goal was not met, the credit quality criteria is not applicable for 2010. Therefore, pursuant to the 2010 AIP, Mr. Brinson’s incentive award was $29,646.
The financial performance objectives and credit quality measures may be adjusted annually by the Board of Directors or an appropriate committee of the Board of Directors. The financial performance objectives have not been modified for the 2011 AIP year.